EXHIBIT 10.35
McKESSON CORPORATION
SUPPLEMENTAL PSIP II
(Effective January 1, 2005)

TABLE OF CONTENTS

A. PURPOSE	1

B. ERISA PLAN	1

C. PARTICIPATION	1
1. Eligibility to Participate	1
2. Election to Participate by Eligible Executives and Deferral Election	2
3. Relation to Other Plans	2

D. AMOUNTS OF DEFERRAL	3
1. PSIP Supplement	3
2. Amount of Deferrals	3

E. COMPANY MATCH	3
1. Eligibility	3
2. Amount of Match	3

F. PAYMENT OF DEFERRED COMPENSATION	4
1. Book Account and Interest Credit	4
2. Vesting	4
3. Election of Methods of Payment	5
4. Date Payment Occurs	5
5. Prohibition on Acceleration	6

G. BENEFITS ON DEATH	6
1. Death of Participant	6
2. Designation of Beneficiary	6

H. SOURCE OF PAYMENT	7

I. MISCELLANEOUS	7
1. Withholding	7
2. No Assignment	7
3. Applicable Law; Severability	7
4. No Right to Continued Employment, Etc.	8

J. ADMINISTRATION OF THE PLAN	8
1. In General	8
2. Elections and Notices	8

K. AMENDMENT OR TERMINATION OF THE PLAN	8

L. CLAIMS AND APPEALS	9
1. Informal Resolution of Questions	9
2. Formal Benefits Claim – Review by Executive Vice President, Human Resources	9
3. Notice of Denied Request	9

4. Appeal to Executive Vice President	9
5. Exhaustion of Remedies	10

M. DEFINITIONS	11
1. “Account”	11
2. “Additional Company Match”	11
3. “Administrator”	11
4. “Beneficiary”	11
5. “Board”	11
6. “Code”	11
7. “Company”	11
8. “Compensation”	11
9. “Compensation Committee”	11
10. “DCAP III”	11
11. “Disability”	11
12. “Eligible Executive”	11
13. “ERISA”	11
14. “Identification Date”	11
15. “Key Employee”	11
16. “Monthly Company Match”	12
17. “Participant”	12
18. “Payment Event”	12
19. “Plan”	12
20. “Plan Year”	12
21. “Prior Plan”	12
22. “PSIP”	12
23. “Separation from Service”	12

N. SUCCESSORS	13

O. EXECUTION	13

APPENDIX A EXAMPLE OF DEFERRALS UNDER PLAN	A-1

ii

McKESSON CORPORATION
SUPPLEMENTAL PSIP II
(Effective January 1, 2005)
A. PURPOSE
1.	This Plan is established to allow certain Company executives to elect to defer compensation which cannot be deferred under the McKesson Corporation Profit Sharing Investment Plan (“PSIP”) because of limitations of tax laws and to provide for a Monthly Company Match and an Additional Company Match on those deferrals at a rate equivalent to the PSIP’s “Matching Employer Contribution” and “Additional Matching Employer Contribution.”

2.	This Plan is the successor plan to the Supplemental PSIP, as in effect on December 31, 2004 (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new deferrals shall be made to it nor shall any matching contributions be allocated or vested under it after such date; provided, however, that any deferrals that were made to the Prior Plan or matching contributions that were allocated and vested under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.

3.	Any deferrals made to or matching contributions that were allocated or vested under the Prior Plan after December 31, 2004 are deemed to have been made or allocated under this Plan and all such deferrals and matching contributions shall be governed by the terms and conditions of this Plan as it may be amended from time to time.

4.	This Plan is intended to comply with the requirements of Code Section 409A.

5.	Capitalized terms used in this Plan shall have the meaning set forth in Section M hereof.
B. ERISA PLAN
This Plan is an unfunded deferred compensation program for a select group of management or highly compensated employees of the Company. The Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3, and 4 of Title I of ERISA.
C. PARTICIPATION
1.	Eligibility to Participate.¶ The Administrator may, at his or her discretion, and at any time, and from time to time, select Company executives who may elect to participate in this Plan (“Eligible Executives”). Selection of Eligible Executives may be evidenced by the terms of the executive’s employment contract with the Company, or by inclusion among the persons specified in writing by the

Administrator. The Administrator may, at his or her discretion, and at any time, and from time to time, provide that executives previously designated as Eligible Executives are no longer Eligible Executives. If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in the Plan until all amounts credited to his or her Account prior to such determination are paid out under the terms of the Plan (or until death, if earlier).
2.	Election to Participate by Eligible Executives and Deferral Election.¶ Each Eligible Executive may become a Participant in the Plan by electing to defer Compensation in accordance with the terms of this Plan. An election to defer shall be in writing and shall be made at the time and in the form specified by the Administrator. On electing to defer Compensation under this Plan, the Eligible Executive shall be deemed to accept all other terms and conditions of this Plan.

All elections to defer amounts under this Plan shall be irrevocable and shall be made pursuant to an election executed and filed with the Administrator before the amounts so deferred are earned. An election to defer Compensation shall be made prior to the beginning of the Plan Year in which it is earned and shall become irrevocable on the December 31 preceding such Plan Year. However, if an executive becomes an Eligible Executive after the beginning of a Plan Year, he or she may make an election to defer Compensation for that Plan Year no later than 30 days after the date he or she becomes an Eligible Executive, and such election shall apply only to Compensation earned after the election is filed with the Administrator. An election filed in accordance with the provisions of the preceding paragraph shall be applicable to the Plan Year with respect to which it is made and shall continue for subsequent Plan Years until suspended or modified in a writing delivered by the Participant to the Administrator as set forth below. An election to suspend further deferrals or to increase or decrease the amount deferred under the Plan shall apply only to Compensation otherwise payable to the Participant after the end of the Plan Year in which the election is delivered to the Administrator.

3.	Relation to Other Plans.
(a)	DCAP III. An Eligible Executive may participate in this Plan and may also participate in DCAP III or any successor plan. However, no amounts may be deferred under this Plan which have been deferred under DCAP III or any other plan of the Company.

(b)	Other Plans. For all other benefit programs maintained by the Company, amounts deferred by an Eligible Executive under this Plan shall, to the extent relevant, be treated in the same manner as amounts deferred under DCAP III, including, but not limited to, the definition of “Average Final Compensation” under the Executive Benefit Retirement Plan.

D. AMOUNTS OF DEFERRAL
1.	PSIP Supplement.¶ This Plan allows an Eligible Executive to defer Compensation, and receive credit for a Monthly Company Match and Additional Company Match, to the extent that such deferrals (and corresponding Monthly Company Match and Additional Company Match) cannot be made under the PSIP because of the limitations in Code Section 401(a)(17) (limiting the amount of annual compensation to be taken into account under the PSIP to $210,000 in 2005, as adjusted from time to time under the Code).

2.	Amount of Deferrals.¶ As illustrated in Appendix A, an Eligible Executive may elect to defer under this Plan up to an amount equal to (a) minus (b), where:
(a)	is the maximum rate of deferral for “Basic Contributions” under the PSIP multiplied by the Eligible Executive’s Compensation, and

(b)	is the maximum amount that the Eligible Executive is able to defer as a “Basic Contribution” under the PSIP, taking into account the limits of Code Section 401(a)(17).
E. COMPANY MATCH
1.	Eligibility.
(a)	Monthly Company Match. A Monthly Company Match shall be credited, with respect to each calendar month, to the Accounts of Eligible Executives who actually defer Compensation under this Plan for such calendar month.

(b)	Additional Company Match. An Additional Company Match may be credited, with respect to each PSIP plan year, to the Accounts of Eligible Executives who actually defer Compensation under this Plan with respect to a fiscal year.
2.	Amount of Match.
(a)	Monthly Company Match. The amount of the Monthly Company Match to be credited to the Account of an Eligible Executive for any calendar month shall be a percentage of the Eligible Executive’s deferrals under this Plan for the calendar month. This percentage shall be the same percentage as the “Matching Employer Contribution” (as defined in the PSIP) percentage that would have been credited to the Eligible Executive’s PSIP account if the Eligible Executive’s deferrals under this Plan had been made under the PSIP. In determining this amount, the Administrator shall take into account the different “Matching Employer Contribution” rates that may apply.

(b)	Additional Company Match. The amount of the Additional Company Match to be credited to the Account of an Eligible Executive for any PSIP plan year shall be a percentage of the Eligible Executive’s deferrals under this Plan for the PSIP plan year. This percentage shall be the same percentage as the “Additional Matching Employer Contribution” (as defined in the PSIP) percentage that would have been credited to the Eligible Executive’s PSIP account if the Eligible Executive’s deferrals under this Plan had been made under the PSIP. In determining this amount, the Administrator shall take into account the different “Additional Matching Employer Contribution” rates that may apply.
F. PAYMENT OF DEFERRED COMPENSATION
1.	Book Account and Interest Credit.¶ Both Compensation deferred by a Participant and any Monthly Company Match or Additional Company Match for the benefit of a Participant shall be credited to a separate bookkeeping account maintained for such Participant (the “Account”). Earnings shall be credited to each Account (both on the Participant’s deferrals and on any Monthly Company Match or Additional Company Match credited to the Participant’s Account hereunder) at a rate equal to the amount earned during that same period by amounts invested under the PSIP’s Standish Mellon Stable Value Fund investment option. Interest shall be credited to each Account as of the end of each business day.
2.	Vesting.
(a)	A Participant shall be 100% vested at all times in the value of the Participant’s elective deferrals and earnings thereon credited to the Participant’s Account.

(b)	A Participant shall vest in the amounts of Monthly Company Match and the Additional Company Match and earnings thereon credited to the Participant’s Account at the same time and in the same manner as if these amounts were “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the PSIP and as if the rules of the PSIP concerning vesting applied to such amounts. For this purpose, any Monthly Company Match shall be deemed to be credited to an Account as of the last day of the calendar month with respect to which such Monthly Company Match is determined and any Additional Company Match shall be deemed to be credited to an Account as of the March 31 with respect to which such Company Match is determined. Any amounts that would be forfeited under the rules of the PSIP applicable to “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the PSIP shall be forfeited hereunder. Any forfeiture under this Plan of any portion of the Monthly Company Match or the Additional Company Match credited to a Participant’s Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

3.	Election of Methods of Payment.¶ A Participant shall elect in writing, and file with the Administrator, a method of payment of benefits under this Plan from the following methods based upon the nature of the Payment Event. This election must be made no later than the later of (i) December 31, 2006 or (ii) 30 days after the date the Participant first becomes an Eligible Executive. Once such an election is made, a Participant may alter the method of payment or the timing of receipt of amounts deferred under the Plan by a writing filed with the Administrator, provided that such alteration is made at least one year prior to the earliest date the Participant could have received distribution of such amounts under the previous election and does not provide for the receipt of such amounts earlier than five years from the previously scheduled date of distribution.
(a)	If the Payment Event is due to the Participant’s Separation from Service on account of Retirement (as defined under PSIP) or Disability, the Participant may choose one of the following payment methods:
(i)	Payment of the vested amounts credited to the Participant’s Account in any specified number of approximately equal annual installments, not in excess of the number of whole years remaining of the Participant’s life expectancy, determined as of his or her Payment Event and based upon the mortality tables then in use under the McKesson Corporation Retirement Plan, the first installment to be paid at a designated interval following the Payment Event. For purposes of the Plan, installment payments shall be treated as a single distribution under Code Section 409A.

(ii)	Payment of the vested amounts credited to the Participant’s Account in a single lump sum upon the occurrence of the Payment Event.
(b)	If the Payment Event occurs as a result of the Participant’s Separation from Service with the Company, and such separation is not due to the Participant’s death or one of the Payment Events described above, payment of the vested amounts credited to the Participant’s Account shall be made in a single lump sum upon the occurrence of the Payment Event.

(If any Monthly Company Match or Additional Company Match is payable under Section E hereunder, that amount may be paid separately and at a later date as provided in such section but not later than the end of the calendar year in which the Monthly Company Match or Additional Company Match is credited to the Participant’s Account.)
4.	Date Payment Occurs.¶ Payment shall be made or commence not later than first day of the fourth month following the date the earliest Payment Event occurs. Notwithstanding the foregoing, a distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he or she Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section F during such six-month period, if any, shall be paid on the first day of the eighth month following the Participant’s Separation from Service. The identification of a Participant as a Key Employee shall be made by the Administrator in his or her sole discretion in accordance with Section M.15 of the Plan and Code Sections 416(i) and 409A and the regulations promulgated thereunder.
5.	Prohibition on Acceleration.¶ Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Code Section 409A(a)(3) and the regulations promulgated thereunder.
G. BENEFITS ON DEATH
1.	Death of Participant.¶ Each Participant shall make an election of the manner in which any amount remaining in the Participant’s Account at the time of the Participant’s death shall be paid to his or her Beneficiary. Such election shall be made in writing and filed with the Administrator not later than the later of (i) December 31, 2006 or (ii) 30 days after the date the Participant first becomes an Eligible Executive. At the election of the Participant, benefits shall be paid in a lump sum or in up to ten annual installments. The Participant may modify such election at any time up until twelve months prior to the date of the Participant’s death in a writing filed with the Administrator. Notwithstanding the Participant’s election, the Administrator shall distribute all benefits to a Beneficiary in a single payment if the value of the Account is less than $5,000 on the date of death of the Participant. Payment shall be made or commence on the first day of the month following the date of the Participant’s death. Beneficiaries may not elect to accelerate or further defer the payment of the Participant’s Account as described in this Section G.1.

2.	Designation of Beneficiary.¶ A Participant may designate any person or entity as his or her Beneficiary, but may not designate more than one person or any person that is not a natural person without the approval of the Administrator. Designation shall be in writing and shall become effective only when filed with the Company. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a completed beneficiary designation with the Company.

If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then his or her Beneficiary shall be his or her beneficiary under the PSIP.

H. SOURCE OF PAYMENT
Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company.
I. MISCELLANEOUS
1.	Withholding.¶ Each Participant and Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state, or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

2.	No Assignment.¶ Except as otherwise provided in this Section I.2. or by applicable law, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternative Payee, a division of such property shall not constitute a violation of this Section I.2, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges already not already provided under the Plan, including without limitation with respect to form and time of payment.

3.	Applicable Law; Severability.¶ The Plan hereby created shall be construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

4.	No Right to Continued Employment, Etc.¶ Neither the establishment or maintenance of the Plan nor the crediting of any amount to any Participant’s Account, nor the designation of an executive as an Eligible Executive, shall confer upon any individual any right to be continued as an employee of the Company or shall affect the right of the Company to terminate any executive’s employment or change any terms of any executive’s employment at any time.
J. ADMINISTRATION OF THE PLAN
1.	In General.¶ The Plan Administrator shall be the Executive Vice President, Human Resources of the Company. If the Executive Vice President, Human Resources is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Compensation Committee shall have authority and responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Compensation Committee shall be final and binding on all parties who have or claim any interest in the Plan.

2.	Elections and Notices.¶ All elections and notices made under this Plan shall be in writing and filed with the Administrator at the time and in the manner specified by him or her. All elections to defer under this Plan shall be irrevocable.
K. AMENDMENT OR TERMINATION OF THE PLAN
The Compensation Committee may at any time, and from time to time, amend the Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under the Plan.
The Board may at any time terminate the Plan; thereupon all amounts credited to the Participant’s Account for periods preceding the termination date, plus interest credited thereon, may be paid during the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section F or G if earlier, in single sums to the respective Participants or Beneficiaries entitled thereto. If the Plan is terminated and the Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.
In addition to the foregoing, the Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the Plan Year in which the Plan terminates or (ii) the first Plan Year in which payment of accrued benefits is administratively practicable.

L. CLAIMS AND APPEALS
1.	Informal Resolution of Questions.¶ Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section L.

2.	Formal Benefits Claim – Review by Executive Vice President, Human Resources.¶ A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

3.	Notice of Denied Request.¶ If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section L.2. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

4.	Appeal to Executive Vice President.
(a)	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
(b)	The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

(c)	The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

(d)	If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(e)	The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
5.	Exhaustion of Remedies.¶ No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section L.2, has been notified that the claim is denied in accordance with Section L.3, has filed a written request for a review of the claim in accordance with Section L.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section L.4.

M. DEFINITIONS
For purposes of the Plan, the following terms shall have the meanings indicated:
1.	“Account”¶ shall mean the Account specified in Section F.l.

2.	“Additional Company Match”¶ shall mean, with respect to any Plan Year, the amount credited to the Account of an Eligible Employee in accordance with Section E.l(b).

3.	“Administrator”¶ shall mean the person specified in Section J.1.

4.	“Beneficiary”¶ shall mean the person or entity described by Section G.2.

5.	“Board”¶ shall mean the Board of Directors of McKesson Corporation, a Delaware corporation.

6.	“Code”¶ shall mean the Internal Revenue Code of 1986, as amended.

7.	“Company”¶ shall mean McKesson Corporation, a Delaware corporation, and any of the corporations or other business entities subsidiary to or affiliated with it, whose employees are authorized to participate in the Plan.

8.	“Compensation”¶ shall mean “Compensation” as defined in Section 15.17 of the PSIP; provided, however, that Compensation for purposes of this Plan shall be determined without regard to the limit of Code Section 401(a)(17).

9.	“Compensation Committee”¶ shall mean the Compensation Committee of the Board.

10.	“DCAP III”¶ shall mean the McKesson Corporation Deferred Compensation Administration Plan III and predecessor or successor plans.

11.	“Disability”¶ shall mean that an individual is eligible for disability benefits under the Federal Social Security Act as determined by the Social Security Administration.

12.	“Eligible Executive”¶ shall mean an employee of the Company who is eligible to participate in this Plan under Section C.

13.	“ERISA”¶ shall mean the Employee Retirement Income security Act of 1974, as amended.

14.	“Identification Date”¶ shall mean each December 31.

15.	“Key Employee”¶ shall mean a Participant who, on an Identification Date, is:
(a)	An officer of the Company having annual compensation greater than the compensation limit in Code Section 416(i)(1)(A)(i), provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;
(b)	A five percent owner of the Company; or

(c)	A one percent owner of the Company having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
16.	“Monthly Company Match”¶ shall mean, with respect to a calendar month, the amount credited to the Account of an Eligible Executive in accordance with Section E.1(a).

17.	“Participant”¶ shall be any Company executive for whom amounts are credited to an Account under this Plan. Upon his or her death, his or her Beneficiary shall, be a Participant until all amounts are paid out of his or her Account.

18.	“Payment Event”¶ shall mean the earliest of the following: Retirement from the Company as determined under the PSIP, death, other Separation from Service with the Company, or Disability. If a subsidiary or affiliate of McKesson Corporation ceases to be a Company, and the Participant is employed by that subsidiary or affiliate, such Participant shall be treated as having Separated from Service with the Company upon such event.

19.	“Plan”¶ shall mean the McKesson Corporation Supplemental PSIP II.

20.	“Plan Year”¶ shall mean the calendar year.

21.	“Prior Plan”¶ shall mean the McKesson Corporation Supplemental PSIP.

22.	“PSIP”¶ shall mean the McKesson Corporation Profit-Sharing Investment Plan, as amended from time to time.

23.	“Separation from Service”¶ shall mean termination of employment with the Company, other than by reason of Disability or death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the average annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the average annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).
N. SUCCESSORS
This Plan shall be binding on the Company and any successors or assigns thereto.
O. EXECUTION
To record the adoption of the Plan by the Board of McKesson Corporation at a meeting held on October 27, 2006.

McKESSON CORPORATION

By

Paul E. Kirincic
Executive Vice President, Human Resources

APPENDIX A
EXAMPLE OF DEFERRALS UNDER PLAN
The following example illustrates the extent to which a Participant could make deferrals under this Plan. The example assumes that the applicable compensation limit under Code Section 401(a)(17) is $210,000.
E’s Compensation is $350,000. E elects to make Basic Contributions under PSIP at the rate of 5% of his Compensation. Because Code Section 401(a)(17) limits the amount of E’s compensation which may be considered by PSIP to $210,000, E’s Basic Contributions for the year are limited to $10,500 (5% of $210,000). Accordingly, E may defer $7,000 (5% of his Compensation in excess of $210,000) into this Plan. This deferral will then be eligible for a Monthly Company Match and an Additional Company Match based on the PSIP’s “Matching Employer Contribution” and “Additional Matching Employer Contribution” for the relevant PSIP calendar months and plan year.